Exhibit 2.2

THIRD AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of May 16, 2005 by and among FIVE STAR QUALITY CARE, INC., a Maryland corporation (the “Purchaser”), and each of the Pennsylvania limited liability companies identified as a “Seller” on the signature page hereof (each, a “Seller” and, collectively, the “Sellers”).

WITNESSETH:

WHEREAS, the Purchaser and the Sellers are parties to a Purchase and Sale Agreement, dated as of January 21, 2005, as amended by a First Amendment to Purchase and Sale Agreement, dated as of February 3, 2005, and a Second Amendment to Purchase and Sale Agreement, dated as of May 13, 2005 (as so amended, the “Agreement”); and

WHEREAS, in order to induce the Purchaser to proceed with the Closing (as defined in the Agreement) under the Agreement, the Purchaser and the Sellers have agreed to amend the Agreement in various respects; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Purchaser and the Sellers, intending to be legally bound, hereby agree as follows:

1.   Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given therefor in the Agreement.

2.   Closing. Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Closing. The purchase and sale of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, or at such other location as the Sellers and the Purchaser may agree, at 10:00 a.m., local time at the Properties, on May 24, 2005 (the “Closing Date”) or on such earlier date and time as the parties may agree upon in writing, it being acknowledged and agreed that the Title Company shall disburse all applicable funds in accordance with the closing statements signed by the parties by no later than May 24, 2005.

3.   Purchase Price. The first sentence of Section   2.3(a) of the Agreement is hereby amended by deleting the reference to “SIXTY THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($63,500,000)” and replacing it with a reference to “FIFTY EIGHT MILLION DOLLARS ($58,000,000)”.

4.   Accountant’s Fees. Notwithstanding anything contained in Section 3.1 of the Agreement to the contrary, the Purchaser acknowledges and agrees that the Purchaser shall be responsible for all of the costs and expenses of Ernst & Young LLP in connection with the Audits. The Sellers shall remain responsible for all of the costs and expenses of all other accountants (including, without limitation, Grossman Yanak & Ford LLP) in connection with the Audits.

5.   Closing Documents. Section 4.1 of the Agreement is hereby amended to include the following Section 4.1(l):

(l)             The Purchaser shall have received complete and accurate copies of the audited financial statements for each of the Sellers for the twelve (12) month period ended December 31, 2004, together with unaudited financial statements for each of the Sellers for the four (4) month period ended April 30, 2005 and a balance sheet for each of the Sellers dated as of the Closing Date, which financial statements and balance sheets shall be satisfactory to the Purchaser in its sole discretion. Once delivered, such financial statements and balance sheets shall collectively constitute the Seller Financial Statements for all purposes under this Agreement (including, without limitation, Section 6.1(e) of this Agreement) and such materials shall replace any financial statements previously delivered to the Purchaser hereunder.

6.   Additional Representations. Section 6.1 of the Agreement is hereby amended by adding the following additional representations as Sections 6.1(x) and 6.1(y):

(x)           Title to Vehicles. Sellers are the lawful owners of the motor vehicles described on Schedule 6.1(i) and all such motor vehicles are owned by the Sellers outright and are free from any rights or claims of others.

(y)            Lifecare Contracts. None of the promotional materials now or at any time used in connection with the marketing of the Facilities contains any language which provides that “lifecare” or “continuing care” contracts are available at any of the Facilities or contains any language which could reasonably be understood to offer the benefits typically associated with such contracts. The only Residents who are entitled to benefits which are comparable to the benefits associated with a so-called “lifecare” or “continuing care” contract are those Residents listed on Schedule 6.1(y) attached hereto.

7.   Purchaser Claims. Section 6.3 of the Purchase Agreement is hereby amended to insert the phrase “or from any breach of the Sellers’ obligations under Section 12.1 of this Agreement” after the reference to Section VI in the first sentence thereof.

8.   Bulk Sales. The Sellers acknowledge and agree that the Sellers’ obligations under Section 8.10 of the Agreement to hold Purchaser harmless and indemnified against any unpaid taxes related to periods prior to the Closing which are owed to the Commonwealth of Pennsylvania under Section 1403 of the Pennsylvania Fiscal Code, as amended, shall survive the Closing under the Agreement.

8.    Holdback. A new Section 9.4 is added to the Agreement, as follows:

Holdback . The Purchase Price shall be reduced by an amount equal to One Million Dollars ($1,000,000) (the “Purchaser Claims Holdback Amount”) in order to provide additional security for the payment and performance of any Purchaser Claims made under Section 6.3; provided, however, if the proceeds payable to the Sellers on the Closing Date are less than $1,000,000, as evidenced by the Sellers’ closing statement (which closing statement shall be reasonably approved by the Purchaser), then the Purchaser Claims Holdback Amount shall be reduced to such lesser amount as the Sellers shall be entitled to receive in accordance with the Sellers’ closing settlement. The Purchaser Claims Holdback Amount shall be held by Fox Rothschild LLP and Fox Rothschild LLP, in its capacity as the holder of the Purchaser Claims Holdback Amount, shall be bound by all of the obligations (and entitled to all of the protections of) the Escrow Agent under Section 2.4 of this Agreement. In addition to the foregoing, Fox Rothschild LLP shall not be liable for acting upon any final decision of a court of competent jurisdiction regarding the Purchaser Claims Holdback

Amount. If the Purchaser anticipates that it will make a Purchaser Claim, Purchaser shall notify Donna Naab of Fox Rothschild LLP of the nature and the amount of such claim in accordance with the notice requirements set forth in Section 12.5. Upon receipt of a notification of a Purchaser Claim as aforesaid, Fox Rothschild LLP shall retain the amount so specified by the Purchaser pending an agreement between the parties as to the validity and the amount of the Purchaser Claim or until the matter is otherwise finally resolved. Upon such agreement or resolution, Fox Rothschild LLP shall promptly forward to the Purchaser any amount to which it may be entitled in connection with such Purchaser Claim. On the day that is sixty (60) days after the Closing Date, Fox Rothschild LLP shall forward to the Sellers any portion of the Purchaser Claims Holdback Amount which it continues to hold and which is not subject to any pending Purchaser Claims. To the extent that any portion of the Purchaser Claims Holdback Amount is subject to pending Purchaser Claims on or after the day that is sixty (60) days after the Closing Date, Fox Rothschild LLP shall have the right to designate a third party to hold such portion of the Purchaser Claims Holdback Amount provided that such third party agrees to be bound by the terms of this Agreement and both the Sellers and the Purchaser have approved such third party, which approval shall not be unreasonably withheld, conditioned or delayed. The Sellers acknowledge and agree that the Purchaser Claims Holdback Amount is intended to provide additional security in order to help ensure the payment and performance of all of any Purchaser’s Claims. Any amounts ultimately received by the Purchaser from the Purchaser Claims Holdback Amount shall be credited against the maximum liability of Gordon under Section 6.3 of this Agreement.

9.   Allocation of Liability. Section 12.1 of the Agreement is hereby amended to insert the following immediately before the last sentence thereof:

The Sellers, on the one hand, and the Purchaser, on the other hand, shall each indemnify the other from and against any such obligations, claims, losses, damages, liabilities or expenses (including reasonable attorney’s fees) arising out of any such events, contractual obligations, acts or omissions for which any of them are liable in accordance with the terms and conditions of this Section 12.1.

The Sellers specifically acknowledge that, for purposes of Section 12.1, the Sellers shall be liable for (and shall indemnify the Purchaser against) any and all obligations, claims, losses, damages, liabilities or expenses (including reasonable attorney’s fees) which relate to any litigation which is currently pending or which may hereafter arise in connection with any actions, inactions or events which are alleged to have occurred at any of the Properties prior to the Closing Date and for any taxes of any kind or nature whatsoever which are related to periods prior to the Closing Date.

10.  Schedules. On or prior to May 17, 2005, the Sellers shall deliver updated versions of Schedules 6.1(d), 6.1(g), and 6.1(p)-2 to the Purchaser, together with Schedule 6.1(y), which Schedules shall be satisfactory to the Purchaser in its sole discretion. If Purchaser so determines that such Schedules are not satisfactory as aforesaid, the Purchaser shall so notify the Seller thereof on or prior to May 18, 2005 and this Agreement shall terminate, in which event the Escrow Agent shall refund the Deposit to the Purchaser promptly upon the Purchaser’s request therefor and neither party shall have any liability to the other hereunder (except for those liabilities which expressly survive the earlier termination of this Agreement).

11.  Title Company Requirements. Without limiting any other obligations of the Sellers under the Agreement or in any other document delivered to be delivered thereunder, the Sellers hereby agree to satisfy the requirements set forth in the letter dated April 13, 2005 from Steve Emery of LandAmerica Lawyers Title, a copy of which is attached hereto as Exhibit A, prior to the Closing. Sellers’ failure to satisfy such requirements shall be deemed a failure of the condition precedent set forth in Section 4.3 of the Agreement.

12.  Termination of Agreement. The Purchaser acknowledges that the Purchaser shall have no further right to terminate the Agreement in accordance with Section 3.6 of the Agreement and that the Deposit is non-refundable, except as otherwise expressly provided elsewhere in the Agreement or in Section 10 to this Amendment.

13.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same agreement. Any such counterpart may be delivered by facsimile or e-mail (in .pdf format).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as a sealed instrument as of the date first written above.

SELLERS:

FRANCISCAN MANOR ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

MUIRFIELD ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

PRESTWICKE ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

ROYAL ABERDEEN ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

TROON ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

TURNBERRY ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

PURCHASER:

FIVE STAR QUALITY CARE, INC.,

a Maryland corporation

By: /s/ Evrett W. Benton

Evrett W. Benton

President

The undersigned hereby acknowledges receipt of a copy of this Amendment and agrees to its terms.

/s/ Scott W. Gordon

Scott W. Gordon

The undersigned hereby acknowledges receipt of a copy of this Amendment and agrees to its terms.

FOX ROTHSCHILD LLP

/s/ Donna Naab

EXHIBIT A

LETTER DATED APRIL 13, 2005

[The following exhibit has been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.]